Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

March 28, 2011

Celsion Corporation
10220-L Old Columbia Road
Columbia, Maryland 21046-2364

Re:          Post-Effective Amendment No. 1 to
Registration Statement on Form S-1, File No. 333-168314

Ladies and Gentlemen:

    We have acted as legal counsel to Celsion Corporation, a Delaware corporation (the “Company”) in connection with the registration by the Company of up to 2,444,434 shares (the “Shares”) of common stock of the Company, $0.01 par value per share (“Common Stock”), covered by the above-referenced Post-Effective Amendment No. 1 to the Registration Statement and any subsequent amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and issued or issuable to the selling stockholder (the “Selling Stockholder”) named in the prospectus which forms a part of the Registration Statement.  The Shares include (i) 40,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder pursuant to that certain Common Stock Purchase Agreement, dated as of June 17, 2010, by and between the Company and Small Cap Biotech Value, Ltd. (the “Agreement”), and (ii) up to 2,404,434 shares of Common Stock (the “Agreement Shares”) that may be issued upon the terms and subject to the conditions set forth in the Agreement.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

    We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Agreement, (d) Resolutions adopted by the Board of Directors of the Company relating to, among other items, the authorization of the issuance of the Shares and the filing of the Registration Statement, (e) the Registration Rights Agreement dated June 17, 2010 by and between the Company and the Selling Stockholder, (f) the Registration Statement, (g) a status certificate of the Department of State of the State of Delaware as of a recent date to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (h) a status certificate of the Department of State of the State of Maryland as of a recent date to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland, (i) certificates of officers of the Company as of a recent date; (j) documentation relating to issuances of Common Stock under the Agreement from June 17, 2010 through the date hereof, and (k) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter (collectively, the “Documents”).

    In all such examinations, we have assumed:

1.           the genuineness of all signatures on original and certified Documents;

2.           the legal capacity of all natural persons;

3.           the authenticity of all documents submitted to us as originals;

4.           the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies;

5.           the authority of each individual executing any of the Documents on behalf of a party (other than the Company);

6.           that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms; and

7.           prior to the issuance of any of the Agreement Shares after the date hereof, the Board of Directors of the Company, or a duly authorized committee thereof, will determine the price and certain other terms of issuance of such Shares (the “Corporate Proceedings”).  Upon the issuance of any Agreement Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation, as amended.

    We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

    Upon the basis of the foregoing and in reliance upon the representations made to us, we are of the opinion that:

1.           The Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.           The issuance of the Agreement Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions, the Corporate Proceedings and the Agreement against payment of the consideration set forth therein, the Agreement Shares will be validly issued, fully paid and nonassessable.

    This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

    We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ Seyfarth Shaw LLP